Exhibit 99.1

PINNACLE ENTERTAINMENT COMPLETES
SALE OF ITS ARGENTINA OPERATIONS

LAS VEGAS, July 7, 2010 – Pinnacle Entertainment, Inc. (NYSE: PNK) has completed the previously announced sale of its Argentina operations to a consortium of Argentine companies for approximately $40 million in cash. Pinnacle’s Argentina assets consisted of one large and several small casinos in the country’s Patagonia region.

Anthony Sanfilippo, president and chief executive officer of Pinnacle Entertainment, commented, “Our investment in Argentina has been a fruitful one for our shareholders. Going forward, we believe the Company will benefit from its focus on high-priority growth initiatives.  Pinnacle’s prospects for growth include the achievement of operational excellence at existing properties and the development of a pipeline of near- and long-term, return-focused market expansion opportunities, including our Baton Rouge casino resort project.”

About Pinnacle Entertainment
Pinnacle Entertainment, Inc. owns and operates casinos in Louisiana, Missouri, Indiana, and Nevada. In March 2010, Pinnacle opened its newest casino, River City, in south St. Louis County, Missouri. Pinnacle is also developing a casino in Baton Rouge, Louisiana.

All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements, including statements regarding the Company’s ability to achieve operational excellence at its existing properties and the Company’s development of a pipeline of return-focused market expansion opportunities, are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to, those as may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including, but not limited to, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

River City is a registered trademark of Pinnacle Entertainment, Inc. All rights reserved.

CONTACT:
Lewis Fanger	Kerry Andersen
Vice President, Investor Relations	Director, Community & Public Relations
702/541-7777 or investors@pnkmail.com	337/395-7631 or kandersen@ldlmail.com

Richard Land, Jim Leahy
Jaffoni & Collins Incorporated
212/835-8500 or pnk@jcir.com